Exhibit 99.1

                JONES LANG LASALLE INITIATES SEMI-ANNUAL DIVIDEND

     CHICAGO, Aug. 17 /PRNewswire-FirstCall/ -- Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services and money management firm, today announced that its Board of Directors has authorized a semi-annual cash dividend of $0.25 per share of its Common Stock. The first semi-annual dividend payment will be made on Friday, October 14, 2005, to holders of record at the close of business on Thursday, September 15, 2005. The plan approved by the Board anticipates a total annual dividend of $0.50 per common share. Excluding repurchased shares held by a subsidiary of the Company on which the dividend will not be paid, approximately 31,500,000 shares of Common Stock are outstanding.

     A dividend-equivalent in the same amount will also be paid simultaneously on approximately 2,200,000 outstanding but unvested shares of restricted stock units granted under the Company's Stock Award and Incentive Plan.

     Colin Dyer, the firm's Chief Executive Officer, noted that "Our strong cash flow and healthy balance sheet position us well to return cash to our shareholders while maintaining our stock repurchase program and making strategic investments to support long-term growth."

     About Jones Lang LaSalle
     Jones Lang LaSalle is the world's leading real estate services and money management firm, operating across more than 100 markets around the globe. The company provides comprehensive integrated expertise, including management services, implementation services and investment management services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of 880 million square feet under management worldwide. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate money management firms, with approximately $28 billion of assets under management.

     Forward-Looking Statements
     Statements in this press release regarding the Company's initiation of a semi-annual dividend, the continuation of the Company's stock repurchase program and strategic investments to support long-term growth objectives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There can be no assurance that future dividends will be declared since the actual declaration of future dividends, and the establishment of record and payment dates, remains subject to final determination by the Company's Board of Directors. The forward-looking statements in this press release involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2004 and in other reports filed with the Securities and Exchange Commission. Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.

CONTACT: Lauralee E. Martin, Chief Operating and Financial Operator, +1-312-228-2073, or Brian Hake, Treasurer, +1-312-228-2522, both of Jones Lang LaSalle Incorporated/
Web site:  http://www.joneslanglasalle.com/